Exhibit 99.1

DGSE Companies, Inc. Reports Third Quarter 2015 Results

DALLAS--(BUSINESS WIRE)--November 12, 2015--DGSE Companies, Inc. (NYSE MKT: DGSE) (“DGSE” or the “Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the three and nine months ended September 30, 2015.

Third Quarter 2015 Business and Financial Highlights

  DGSE reported a net loss of $469,000 for the quarter, which included a $14,000 gain from discontinued operations, and a loss of $483,000 from continuing operations.
  Selling, general and administrative expenses (“SG&A”) were negatively impacted by an additional accrual of $360,000 related to a potential Texas sales tax assessment.
  Revenues from continuing operations were $16.5 million compared to $17.0 million, a 3% decline compared to the same period in 2014. DGSE saw declines in its jewelry and scrap businesses, while its bullion sales saw an increase as compared to the prior year quarter.
  Gross profit from continuing operations decreased $748,000, or 24%, based on lower sales. Gross profit as a percent of revenue decreased to 14.4% for the three months ended September 30, 2015 compared to 18.4% for the same period in the prior year.
  Overall, SG&A was down $241,000 in the quarter, to $2.7 million compared to $2.9 million during the third quarter of 2014. This reduction was achieved primarily through continued efforts to reduce expenses at all levels, including store-level operating expenses, corporate overhead and advertising expense, and was partial offset by sales tax accrual.
  Loss from continuing operations, net of taxes, was approximately $483,000, or $0.04 per share, compared to income from continuing operations, net of taxes, of approximately $13,000, or $0.00 per share, in the third quarter of 2014.
  Net loss, inclusive of discontinued operations, was approximately $469,000, or $0.04 per share, compared to a net income, inclusive of discontinued operations, of approximately $180,000, or $0.01 per share, in the third quarter of 2014.
  During the quarter, DGSE closed one store in the Charleston market, and recognized certain costs related to this closure in the third quarter.
  In September 2015, the Company appointed Matthew M. Peakes as Chief Executive Officer and Chairman of the Board of Directors (the “Board”).
  In October 2015, the Company elected two independent Directors to the Board and promoted Nabil J. Lopez to Chief Financial Officer, Secretary and a member of the Board.

Third Quarter 2015 Results

For the quarter ended September 30, 2015, revenues from continuing operations were $16.5 million, a 3% decrease compared to $17.0 million in the quarter ended September 30, 2014. Bullion sales were up compared to the prior year quarter. Jewelry and scrap sales were down approximately 30% and 51%, respectively, compared to the prior year quarter.

Gross profit from continuing operations in the quarter decreased by $748,000, or 24%, to $2.4 million as compared to $3.1 million during the third quarter of 2014. Gross profit as a percent of revenue decreased to 14.4% for the three months ended September 30, 2015 compared to 18.4% for the same period in the prior year.

SG&A expenses decreased by $241,000, or 8%, to $2.7 million, as compared to $2.9 million during the same period in 2014. The overall decrease in SG&A was achieved primarily through continued efforts to reduce expenses at all levels, including store-level operating expenses, corporate overhead, and advertising expense, and was partial offset by an accrual of $360,000 related to a potential Texas sales tax assessment based on a preliminary assessment by the Company.

Loss from continuing operations for the third quarter, net of taxes, was $483,000 or $0.04 per share compared to income from continuing operations of $13,000, or $0.00 per share, in the third quarter of 2014.

Income from discontinued operations for the three months ended September 30, 2015 was $14,000, related to the Southern Bullion Coin & Jewelry (“Southern Bullion”) locations closed in 2014, compared to income of $167,000 for these locations in the same quarter of 2014. The current quarter income relates to adjustments in accrued expenses related to the wind down of all Southern Bullion operations. The Company believes it has recognized all material expenses related to the closure of Southern Bullion operations.

Net loss for the third quarter was $469,000, or $0.04 per share, compared to a net income of $180,000, or $0.01 per share, in the third quarter of 2014.

Year-to-Date 2015 Results

For the nine months ended September 30, 2015, revenues from continuing operations were $44.3 million, a 16% decrease compared to $52.6 million in the nine months ended September 30, 2014. Bullion sales have increased compared to the prior year period. Scrap sales continued to trend downward, consistent with the industry, and the jewelry, watch and diamond lines saw slight decreases compared to the prior year period.

Gross profit from continuing operations in the first nine months of 2015 decreased by $2.1 million, or 22%, to $7.3 million as compared to $9.4 million during the first nine months of 2014. Gross margin as a percentage of revenue was 16.4% for the nine months ended September 30, 2015, which was down from 17.8% in the same period in the prior year.

SG&A expenses decreased by $1.5 million, or 16%, to $8.1 million, as compared to $9.6 million during the same period in 2014. These expenses were primarily comprised of accelerated lease expense and fees related to early lease terminations. The overall decrease in SG&A was achieved primarily through continued efforts to reduce expenses at all levels, including store-level operating expenses, corporate overhead, and advertising expense. The decrease was achieved despite recognizing a $360,000 accrual related to a potential Texas sales tax assessment based on a preliminary assessment by the Company.

Loss from continuing operations for the first nine months of 2015, net of taxes, was $1.4 million, or $0.11 per share compared to a loss from continuing operations of $811,000, or $0.06 per share, in the first nine months of 2014.

Income from discontinued operations for the nine months ended September 30, 2015 was $58,000, related to the Southern Bullion locations closed in 2014, compared to a net loss of $4.0 million for these locations in the same nine months of 2014. The current period income relates to adjustments in accrued expenses related to the wind down of all Southern Bullion operations. The Company believes it has recognized all material expenses related to the closure of Southern Bullion operations.

Net loss for the first nine months of 2015 was $1.4 million, or $0.11 per share, compared to a net loss of $4.8 million, or $0.39 per share, in the first nine months of 2014.

Balance Sheet Summary

As of September 30, 2015, DGSE had cash and cash equivalents of $1.3 million compared to $2.2 million at December 31, 2014. Stockholders’ equity decreased 22% to $4.8 million at September 30, 2015 compared to $6.1 million at December 31, 2014. As of September 30, 2015 and December 31, 2014, the outstanding balance on the Company’s credit facility with NTR Metals, LLC was $2.3 million.

Conference Call

DGSE’s management will conduct a live teleconference to discuss its financial results:

Date:	November 12, 2015
Time:	4:30 p.m. ET/3:30 p.m. CT
Dial-in:	1-877-407-9039 if calling from the United States, or 1-201-689-8470 if dialing internationally.
Replay:	A replay will be available until midnight on November 19, 2015, which may be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 13624412 to access the replay.
Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=117145.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange, Chicago Gold & Diamond Exchange (formerly Bullion Express), and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates websites which can be accessed at www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol “DGSE.”

This press release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,342,152	$2,184,435
Trade receivables, net of allowances	167,074	904,076
Inventories	10,678,270	11,144,157
Prepaid expenses	171,730	104,513
Assets related to discontinued operations	-	49,729

Total current assets	12,359,226	14,386,910

Property and equipment, net	4,308,762	4,365,767
Intangible assets, net	17,230	27,568
Other assets	125,646	128,356

Total assets	$16,810,864	$18,908,601

LIABILITIES
Current Liabilities:
Current maturities of long-term debt	$1,623,098	$131,003
Current maturities of capital leases	11,942	11,529
Accounts payable-trade	4,237,211	5,831,736
Accrued expenses	1,196,205	1,541,552
Customer deposits and other liabilities	2,443,596	1,082,778
Liabilities related to discontinued operations	212,485	303,564

Total current liabilities	9,724,537	8,902,162

Line of credit, related party	2,303,359	2,303,359
Long-term debt, less current maturities	16,729	1,616,237

Total liabilities	12,044,625	12,821,758

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized;
12,296,446 and 12,238,846 shares issued and outstanding	122,964	122,388
Additional paid-in capital	34,267,577	34,231,271
Accumulated deficit	(29,624,302)	(28,266,816)
Total stockholders' equity	4,766,239	6,086,843

Total liabilities and stockholders' equity	$16,810,864	$18,908,601

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014

Revenue:
Sales	$16,523,826	$17,040,249	$44,341,612	$52,622,968
Cost of goods sold	14,137,085	13,905,844	37,052,512	43,267,708
Gross margin	2,386,741	3,134,405	7,289,100	9,355,260

Expenses:
Selling, general and administrative expenses	2,689,569	2,930,475	8,108,750	9,634,616
Depreciation and amortization	80,499	105,971	302,831	287,786
	2,770,068	3,036,446	8,411,581	9,922,402

Operating (loss) income	(383,327)	97,959	(1,122,481)	(567,142)

Other expense (income):
Other (income) expense, net	(3,766)	12,982	(7,469)	(44,679)
Interest expense	84,826	89,240	257,487	258,383
	81,060	102,222	250,018	213,704

Loss from continuing operations before income taxes	(464,387)	(4,263)	(1,372,499)	(780,846)

Income tax expense (benefit)	18,159	(17,094)	43,082	29,976

(Loss) income from continuing operations	(482,546)	12,831	(1,415,581)	(810,822)

Discontinued operations:
Income (loss) from discontinued operations, net of taxes	13,848	166,757	58,095	(3,984,808)

Net (loss) income	$(468,698)	$179,588	$(1,357,486)	$(4,795,630)

Basic net loss per common share:
(Loss) income from continuing operations	$(0.04)	$0.00	$(0.11)	$(0.06)
(Loss) income from discontinued operations	-	0.01	-	(0.33)
Net (loss) income per share	$(0.04)	$0.01	$(0.11)	$(0.39)

Diluted net loss per common share:
(Loss) income from continuing operations	$(0.04)	$0.00	$(0.11)	$(0.06)
(Loss) income from discontinued operations	-	0.01	-	(0.33)
Net (loss) income per share	$(0.04)	$0.01	$(0.11)	$(0.39)

Weighted-average number of common shares
Basic	12,296,446	12,223,584	12,268,475	12,209,416
Diluted	12,296,446	12,271,362	12,268,475	12,209,416

CONTACT:
DGSE Companies, Inc.
Matthew M. Peakes, 972-587-4021
Chairman and Chief Executive Officer
investorrelations@dgse.com